SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KLA-TENCOR CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proposal Two: Approval of the Amendment and Restatement of the 2004 Equity Incentive Plan

Amendment to 2004 Equity Incentive Plan

On October 8, 2009, the Board of Directors of KLA-Tencor Corporation (the “Company”) approved an amendment to Section 3 of the Company’s 2004 Equity Incentive Plan (the “Plan”) so that such section now provides that (a) shares of the Company’s common stock (“Shares”) that are withheld by the Company in satisfaction of applicable withholding taxes upon the issuance, vesting or settlement of equity awards under the Plan will, going forward, no longer be available for future issuance under the Plan and (b) upon the exercise of a stock appreciation right settled in Shares, the gross number of Shares covered by the portion of the stock appreciation right award so exercised (and not merely the net number of Shares actually issued upon such exercise) will cease to be available under the Plan.

At the Company’s Annual Meeting of Stockholders to be held on November 4, 2009, the Company’s stockholders will have the opportunity to vote whether to approve the amended and restated Plan, as amended as described above, and its material terms. A copy of the Plan, reflecting the amendments described above, has been filed with the Securities and Exchange Commission as Exhibit 10.46 to the Current Report on Form 8-K filed by the Company on October 8, 2009.